Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan of Yext, Inc. of our reports dated March 17, 2023, with respect to the consolidated financial statements of Yext, Inc. and the effectiveness of internal control over financial reporting of Yext, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
March 17, 2023